Exhibit 107

(S-3)

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Avista Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title (1)	Fee Calculation or Carry Forward Rule (2)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (2)	Amount of Registration Fee (2)
Newly Registered Securities

Fees to Be Paid	Debt	First Mortgage Bonds	Rule 456(b) and Rule 457(r)

	Debt	Notes	Rule 456(b) and Rule 457(r)

	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)

	Equity	Common Stock	Rule 456(b) and Rule 457(r)
Fees Previously Paid	N/A

Carry Forward Securities
N/A

(1)	This registration statement also covers debt securities and common stock which may be issued in exchange for, or upon conversion of, these securities.
(2)

Indeterminate aggregate offering prices and/or numbers of securities are being registered that from time to time may be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the entire registration fee subject to the conditions set forth in such rules.